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                                                                    EXHIBIT 99.1

EUPHONIX ANNOUNCES REVISION OF RESULTS FOR FIRST AND SECOND QUARTERS OF 2000

PALO ALTO, CA, November 16, 2001. Euphonix, Inc. (OTCBB: EUPH.OB), a leading provider of networked digital audio systems, announced today that it will revise its previously reported financial results for first and second quarters of 2000 and, accordingly, the year ended December 31, 2000.

The revisions result from an adjustment related to a single contract with a customer that requires a deferral of revenue. These revisions decreased revenue by $322,000 for the first quarter of 2000 and by $738,000 for the second quarter. Thus, the total decrease in revenue is $1,060,000, which is reflected in the revenue figures for the six months ended June 30, 2000, the nine months ended September 30, 2000 and the year ended December 31, 2000. The deferral of revenue also resulted in an increase in net loss of $177,000, or $0.01 per share, for the first quarter of 2000, and $331,000, or $0.03 per share, for the second quarter of 2000. In total, the deferral of revenue increased net loss by $508,000, or $0.04 per share, as reflected in the results for the six months ended June 30, 2000, the nine months ended September 30, 2000 and the year ended December 31, 2000. Accordingly, the Company will be amending its Form 10-K for the year ended December 31, 2000 and its Forms 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

The Company collected the amounts due it under the transaction in the second and third quarters of 2000. However, a recent review of the contract indicated that certain of the Company's contractual software obligations were not complete, thereby necessitating that the revenue be deferred under generally accepted accounting principles.

In November 2001, the Company entered into an agreement with the customer satisfying the Company's existing obligations under the contract and enabling it to recognize revenue from the transaction of approximately $1,000,000 in the quarter and year ended December 31, 2001.

About Euphonix

Based in Palo Alto, California, Euphonix develops, manufactures and supports networked digital audio systems for film/post production, broadcast, music, sound reinforcement and multimedia applications. In addition, Euphonix is developing software, hardware and support services for Internet-enabled audio production throughout the entertainment industry.

Founded in 1988, Euphonix has delivered more large format digital-control mixing consoles worldwide than any other manufacturer and is the first professional console manufacturer to deliver the combination of a 24bit 96kHz audio console and 48 track multi-track recorder to the industry. For more information call
(650) 855-0400 or visit the Euphonix Web Site at http://www.euphonix.com.